Exhibit 99.1

MAGUIRE PROPERTIES EXTENDS DEBT MATURITY

and

SETTLES SWAP OBLIGATION

LOS ANGELES, June 18, 2009 – Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today announced that it has extended the debt maturity on a construction loan for the Lantana Media Entertainment Campus located in Santa Monica, California.

The outstanding balance of the loan as of the extension date was approximately $84 million and the new maturity date is September 30, 2009. We are able to further extend the maturity date of this loan to June 13, 2010, subject to certain conditions. No principal paydown was made in connection with the extension of this loan.

We hold a forward-starting interest rate swap that was purchased to hedge the interest rate on permanent financing for our Lantana Media Campus construction loan. This swap had a mandatory early termination date of September 19, 2009. As of March 31, 2009, the termination value of the swap was a liability of $22.9 million. We recently reached an agreement with our counterparty to terminate the swap for $11.3 million as a result of recent movement in treasury rates, one-half of which was paid during June 2009 while the other half will be paid during July 2009.

President and Chief Executive Officer Nelson Rising commented, “Given continued lending challenges facing the industry we are pleased to extend this loan and are quite satisfied to terminate the swap agreement with more favorable results. The Company continues its focus on addressing its liquidity issues, near-term debt maturities and improving the occupancy level of its portfolio. The previously announced disposition of 3161 Michelson was another significant event in that it eliminated the project loan and a number of master lease obligations.”

The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission containing additional details relating to the loan extension.

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit our website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: risks associated with the negative impact of the current credit crisis and economic slowdown; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks associated with the potential failure to effectively manage our growth and expansion into new markets, to identify properties to acquire, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with increases in interest rates, volatility in the securities markets and contraction in the credit markets affecting our ability to refinance existing loans as they come due; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with our dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed on April 30, 2009 with the Securities and Exchange Commission. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558